Registration No. 333-[_______]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
            ____________________________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________________________________________________________
Hewlett Packard Enterprise Company
(Exact Name of Registrant as Specified in its Charter)
_____________________________________________________________________________

Delaware	47-3298624
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
6280 America Center Dr San Jose, CA	95002
(Address of Principal Executive Offices)	(Zip Code)

SILVER PEAK SYSTEMS, INC. 2004 STOCK PLAN, AS AMENDED
SILVER PEAK SYSTEMS, INC. 2014 EQUITY INCENTIVE PLAN, AS AMENDED
(Full Title of the Plan)
Rishi Varma
Senior Vice President, General Counsel and Corporate Secretary
Hewlett Packard Enterprise Company
6280 America Center Drive,
San Jose, CA
(650) 258-3418
(Name, Address, and Telephone Number,
Including Area Code, of Agent for Service)
_____________________________________________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
In respect of assumed stock options for 2004 Plan: Common Stock, par value $0.01 per share	2,170,155(2)	$2.18(3)	$4,730,937.90(3)	$516.15(3)
In respect of assumed stock options for 2014 Plan: Common Stock, par value $0.01 per share	8,170,158(4)	$2.51(3)	$20,507,096.58(3)	$2,237.32(3)
In respect of assumed restricted stock units for 2014 Plan: Common Stock, par value $0.01 per share	1,181,346(5)	$9.37(6)	$11,069,212.02(6)	$1,207.65(6)
(1)     This Registration Statement on Form S-8 shall also cover any additional shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.
(2)    Represents shares of Common Stock issuable pursuant to stock options outstanding under the Silver Peak Systems, Inc. 2004 Stock Plan, as amended (the “2004 Plan”) immediately prior to the effective time (the “Effective Time”) of the merger of Santorini Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into Silver Peak Systems, Inc., a Delaware corporation (“Silver Peak”), and assumed by the Registrant on September 21, 2020, pursuant to that certain Agreement and Plan of Merger dated as of July 11, 2020 (the “Merger Agreement”), by and among the Registrant, Merger Sub and Silver Peak.
(3)    Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the weighted average exercise per share of the outstanding assumed stock options.
(4)    Represents shares of Common Stock issuable pursuant to stock options outstanding under the Silver Peak Systems, Inc. 2014 Equity Incentive Plan, as amended (the “2014 Plan”) immediately prior to the Effective Time and assumed by the Registrant on September 21, 2020 pursuant to the Merger Agreement.
(5)    Represents shares of Common Stock issuable pursuant to restricted stock units outstanding under the 2014 Plan immediately prior to the Effective Time and assumed by the Registrant on September 21, 2020 pursuant to the Merger Agreement.
(6)    Calculated solely for purposes of determining the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low trading prices of the Registrant’s common stock on the New York Stock Exchange on October 22, 2020.

Part I
Information Required in the Section 10(A) Prospectus

Item 1. Plan Information
Not required to be filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information
The prospectus containing information required by Part I of Form S-8 and related to this Registration Statement is omitted from this Registration Statement in accordance with the note to Part I of Form S-8.

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), such documents are not being filed with the Commission as part of this Registration Statement.

Part II
Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2019 filed with the Commission on December 13, 2019 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended January 1, 2020, filed with the Commission on March 3, 2020, April 30, 2020, filed with the Commission on June 2, 2020, and July 31, 2020, filed with the Commission on September 3, 2020;

    (c) The Registrant’s Current Reports on Form 8-K filed with the Commission on November 4, 2019, February 6, 2020, April 3, 2020, April 6, 2020, April 9, 2020, April 28, 2020, May 21, 2020 (excluding the portion furnished under Item 2.02 and 9.01), July 13, 2020 (excluding the portion furnished under Item 7.01 and 9.01), July 17, 2020, July 27, 2020, August 25, 2020 (excluding the portion furnished under Item 2.02 and 9.01); and

(d) The description of the Common Stock contained in the Registrant’s registration statement on Form 10 (File No. 001-37483) filed by the Registrant on July 1, 2015, as amended.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Rishi Varma, Senior Vice President, General Counsel and Corporate Secretary of the Registrant, will pass upon the validity of the issuance of the shares of Common Stock offered by this Registration Statement. Mr. Varma is an officer and employee of the Registrant.

Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders in certain situations for monetary damages for breaches of directors’ fiduciary duties as directors in the circumstances therein provided and the Registrant’s amended and restated certificate of incorporation includes such an exculpation provision. The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws include provisions that indemnify directors or officers, to the fullest extent allowable under the DGCL, for monetary damages for actions taken as a director or officer of the Registrant or any predecessor of the Registrant, or for serving at the Registrant’s request or the request of any predecessor of the Registrant as a director or officer or another position at another corporation or enterprise, as the case may be. Article VIII of the Registrant’s amended and restated certificate of incorporation includes such an indemnification provision. The Registrant’s amended and restated bylaws also provide that the Registrant must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. The Registrant’s amended and restated bylaws expressly authorize the Registrant to carry directors’ and officers’ insurance to protect the Registrant, its directors, officers, agents and employees for certain liabilities.

The foregoing description is intended as a summary only and is qualified in its entirety by reference to the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws and the DGCL.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.
See the Exhibit Index on the page immediately following the Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this     Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1
Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on November 5, 2015).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on November 5, 2015).
*4.3	Silver Peak Systems Inc. 2004 Stock Plan, as amended.
*4.4	Silver Peak Systems Inc. 2014 Equity Incentive Plan, as amended.
*5.1	Opinion re legality.
*23.1	Consent of Independent Registered Public Accounting Firm.
*23.2	Consent of Counsel (included in Exhibit 5.1 to this Registration Statement).
*24	Powers of Attorney (included on signature pages hereto).

* Filed herewith.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on October 29, 2020.

HEWLETT PACKARD ENTERPRISE COMPANY

By:	/s/ Rishi Varma
Name:	Rishi Varma
Title:	Senior Vice President, General Counsel and Corporate Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Tarek Robbiati and Rishi Varma as his or her true and lawful agent, proxy and attorney-in-fact, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments and supplements (including post-effective amendments) to this Registration Statement on Form S-8 together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, and (iii) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming that all such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

To effect the above, each of the undersigned has executed this Power of Attorney as of the date indicated beside each name.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature		Date
/s/ Antonio F. Neri Antonio F. Neri	President, Chief Executive Officer and Director (Principal Executive Officer)	October 29, 2020
/s/ Tarek Robbiati Tarek Robbiati	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 29, 2020
/s/ Jeff T. Ricci Jeff T. Ricci	Senior Vice President and Controller (Principal Accounting Officer)	October 29, 2020
/s/ Patricia F. Russo Patricia F. Russo	Chair	October 29, 2020
/s/ Daniel Ammann Daniel Ammann	Director	October 29, 2020
/s/ Pamela L. Carter Pamela L. Carter	Director	October 29, 2020

/s/ Jean M. Hobby Jean M. Hobby	Director	October 29, 2020
/s/ George Kurtz George Kurtz	Director	October 29, 2020
/s/ Raymond J. Lane Raymond J. Lane	Director	October 29, 2020
/s/ Ann M. Livermore Ann M. Livermore	Director	October 29, 2020
/s/Charles H. Noski Charles H. Noski	Director	October 29, 2020
/s/ Raymond E. Ozzie Raymond E. Ozzie	Director	October 29, 2020
/s/ Gary M. Reiner Gary M. Reiner	Director	October 29, 2020
/s/ Lip-Bu Tan Lip-Bu Tan	Director	October 29, 2020
/s/ Mary Agnes Wilderotter Mary Agnes Wilderotter	Director	October 29, 2020